Exhibit 9.2
Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse AG

We consent to the incorporation by reference in the registration statement (No. 333-158199) on Form F-3 of Credit Suisse AG of our reports dated March 23, 2012 with respect to the consolidated balance sheets of Credit Suisse AG and its subsidiaries (the “Bank”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 20-F of the Bank.

Our reports contain an explanatory paragraph that states that the Bank changed its method of accounting for variable interest entities in 2010 due to the adoption of ASU 2009-17.

KPMG AG

/s/ Marc Ufer /s/ Simon Ryder
Marc Ufer Simon Ryder
Licensed Audit Expert Licensed Audit Expert
Auditor in Charge

Zurich, Switzerland
March 23, 2012